Exhibit 99.1

July 10, 2026

Dear Shareholders,

As we enter the second half of 2026, we are pleased to report that Wilson Bank & Trust continues to build on a strong foundation. Our performance through the first six months of the year reflects the dedication of our employees, the loyalty of our customers, and the confidence you have placed in us as shareholders of Wilson Bank Holding Company. While economic conditions continue to evolve, our focus remains unchanged: seeking to build lasting relationships, grow responsibly, and create long-term value.

The following are the performance metrics as of and for the six months ended June 30, 2026:

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Assets as of June 30, 2026 were $5.980 billion, representing an increase of $101.4 million, or 1.72%, from December 31, 2025.
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Shareholder’s equity was $613.0 million as of June 30, 2026, representing an increase of $31.3 million, or 5.39%, from December 31, 2025.
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Net Income for the six months ended June 30, 2026 was $43.1 million, up $7.6 million, or 21.3%, over the six months ended June 30, 2025.
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Earnings Per Diluted Share for the six-month period ended June 30, 2026 were $3.50, compared to $2.95 for the six-month period ended June 30, 2025, an increase of 18.6%.

The Board of Directors has declared a $1.35 per share cash dividend to shareholders of record as of July 1, 2026 that will be payable on July 24, 2026. The latest price at which the Company’s common stock has been traded in a transaction that has settled on our books and of which we are aware was $83.45 per share.

As our nation marks America’s 250th anniversary, we are reminded of the values that have sustained both our country and our company: hard work, integrity, entrepreneurship, and a commitment to serving others. Those principles have defined Wilson Bank & Trust since our founding, and they continue to guide every decision we make. As a community bank, we have the privilege of helping families achieve their dreams, businesses grow, and local communities thrive. That responsibility is one we embrace every day.

At the same time, we recognize that honoring our history also means preparing for the future. Throughout 2026, we have continued to invest strategically in technology and innovation to enhance the experiences of both our customers and employees. From implementing Workday and improving our lending processes to thoughtfully evaluating emerging technologies, each initiative is focused on strengthening our organization while preserving the personal service that sets Wilson Bank & Trust apart. We are equally committed to investing in people, and our 2026 internship program reflects that commitment by providing students with meaningful, hands-on experience while helping cultivate the next generation of community banking leaders.

Exhibit 99.1

One of the highlights of the second quarter was our annual Shareholder Picnic. It is always a pleasure to spend time with many of you, celebrate what we have accomplished together, and personally express our appreciation for your continued trust and support. Those conversations serve as an important reminder that our shareholders are more than investors. You are partners in our mission and advocates for the communities we proudly serve.

Sincerely,

WILSON BANK HOLDING COMPANY

John McDearman, III President/CEO	James Anthony Patton Chairman